EXHIBIT 99.1

Thursday February 21, 1:59 pm Eastern Time

Press Release

SOURCE: NuWay Energy Inc.

                 NuWay Energy Inc. To Cancel 3,000,000 Warrants

IRVINE, Calif.--(BUSINESS WIRE)--Feb. 21, 2002--NuWay Energy Inc. (Nasdaq:NWAY - news) today announced that the holders of 3,000,000 private warrants to purchase shares of NuWay stock have agreed to terminate and cancel these warrants. The holders of these warrants include Todd Sanders, our President and Chief Executive Officer, and William Bossung, our Secretary and Chief Operating Officer. These warrants permitted the holders to purchase shares of NuWay stock at $1.75 per share.

Todd Sanders, CEO, stated, "We agreed to do this in the best interest of the company and its shareholders. This will have a positive effect on our capital structure and should benefit the company and its shareholders in both the short and long term. We further believe that this will help the future growth of the Company."

The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth-certain risks and uncertainties that may have an impact on future results and direction of the Company. The Company does not report on its progress during a quarter until after the quarter has been completed and appropriately disclosed its results.

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Contact:

     NuWay Energy Inc., Irvine
     Todd Sanders, 949/553-8002
     http://www.nuwayenergy.com
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     or
     Inavest, Inc.
     866/774-6468
     http://www.inavest.com
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